UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2013

CORMEDIX INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34673	20-5894890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

745 Rt. 202-206, Suite 303, Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (908) 517-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 18, 2013, we entered into a securities purchase agreement with an existing institutional investor for the purchase and sale of 761,429 shares of our Series A Non-Voting Convertible preferred stock and a warrant to purchase up to 400,000 shares of common stock, for gross proceeds of $533,000. The Series A shares and the warrant were sold together at a price of $0.70 per share for each share of Series A stock.

A description of the rights, preferences and privileges of the Series A Non-Voting Convertible preferred stock is set forth in Item 5.03 hereof. As noted in Item 5.03, the holder will be prohibited from converting Series A Stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 3.99% of the total number of shares of our common stock then issued and outstanding.

The warrant is exercisable immediately upon issuance and has an exercise price of $1.50 per share and a term of five years. However, the holder will be prohibited from exercising the warrant if, as a result of such exercise, the holder, together with its affiliates, would own more than 3.99% of the total number of shares of our common stock then issued and outstanding.

We currently anticipate that closing of the sale of the Series A shares and the warrant will take place on February 19, 2013, subject to the satisfaction of customary closing conditions. No placement agent or underwriter was involved in the offering.

We intend to use the net proceeds of the offering for general corporate purposes, including the development and commercialization of Neutrolin®, and working capital and capital expenditures.

In a separate transaction, on February 18, 2013, we agreed with the same institutional investor to purchase from the investor warrants to purchase an aggregate of 220,000 shares of our common stock at a purchase price of $0.15 per warrant. The warrants were issued in our initial public offering and have an exercise price of $3.4375. The warrant repurchase and the sale of the Series A shares and warrant are not contingent on the other although we expect the closing of each transaction to occur on the same day, but in separate transactions.

The form of warrant and the form of securities purchase agreement are filed herewith as Exhibits 4.13 and 10.23, respectively, and are incorporated herein by reference. The foregoing descriptions of the securities purchase agreement and the warrant are not complete and are qualified in their entirety by reference to the respective exhibits.

The Series A shares and the warrant (and the shares of common stock underlying the Series A shares and the warrant) will be issued pursuant to a prospectus supplement, to be filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended, to our effective shelf registration statement on Form S-3 (File No. 333-185737), which became effective on January 10, 2013.

A copy of the opinion of Wyrick Robbins Yates & Ponton LLP relating to the validity of the issuance and sale of the Series A shares and the warrant in the offering and the shares of common stock underlying the Series A shares and the warrant is attached as Exhibit 5.1 hereto.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 18, 2013, we filed a Certificate of Designation of Series A Non-Voting Convertible Preferred Stock with the Delaware Secretary of State classifying and designating the rights, preferences and privileges of the Series A Stock. The Certificate of Designation is attached hereto as Exhibit 3.3 and is incorporated herein by reference. Each share of Series A Stock is convertible into one share of our common stock at any time at the holder’s option. However, the holder will be prohibited from converting Series A Stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 3.99% of the total number of shares of our common stock then issued and outstanding. In the event of our liquidation, dissolution, or winding up, holders of the Series A Stock will receive a payment equal to $0.001 per share of Series A Stock before any proceeds are distributed to the holders of common stock. Shares of the Series A Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors, and will rank:

•	senior to all common stock;
•	senior to any class or series of capital stock hereafter created specifically by its terms junior to the Series A Stock;
•	on parity with our Series A Preferred Stock and any class or series of capital stock hereafter created specifically ranking by its terms on parity with the Series A Stock; and
•	junior to any class or series of capital stock hereafter created specifically ranking by its terms senior to the Series A Stock;

in each case, as to distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.3	Certificate of Designation of Series A Non-Voting Convertible Preferred Stock of CorMedix Inc., filed with the Delaware Secretary of State on February 18, 2013, as corrected on February 19, 2013.

4.13	Form of Registered Direct Warrant.

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.

10.23	Form of Securities Purchase Agreement, dated February 18, 2013, between CorMedix Inc. and the investor named therein.

23.1	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORMEDIX INC.

Date: February 19, 2013	/s/ Randy Milby
	Name:	Randy Milby
	Title:	Chief Executive Officer